                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              LYNCH CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
                               LYNCH CORPORATION
                              8 SOUND SHORE DRIVE
                          GREENWICH, CONNECTICUT 06830

                                 ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1997

                                 ----------


To The Shareholders of                                            April 16, 1997
 LYNCH CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, May 8, 1997, at 3:00 P.M. for the following purposes:

         1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

         2. To consider and vote on the Principal Executive Bonus Plan.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of April 4, 1997 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.


                                              By Order of the Board of Directors


                                              ROBERT A. HURWICH
                                              Secretary


--------------------------------------------------------------------------------
         IMPORTANT: YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION IS GREATLY APPRECIATED.
--------------------------------------------------------------------------------

                               LYNCH CORPORATION
                              8 SOUND SHORE DRIVE
                          GREENWICH, CONNECTICUT 06830


                                PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich, Connecticut on May 8, 1997, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 16, 1997.

         Only shareholders of record at the close of business on April 4, 1997 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,416,834 shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, FOR approval of the Principal Executive Bonus Plan and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

         An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

         Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted for the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

         The election of directors shall be determined by a plurality of the votes cast.

         All of the nominees have served as directors of the Corporation since the last annual meeting held June 27, 1996, except for John C. Ferrara. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 1997 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages 4-5 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.

               NAME; AGE; BUSINESS EXPERIENCE
                  AND PRINCIPAL OCCUPATION
            FOR LAST 5 YEARS; AND DIRECTORSHIPS IN                                              SERVED AS
         PUBLIC CORPORATIONS AND INVESTMENT COMPANIES                                         DIRECTOR FROM
         --------------------------------------------
Morris Berkowitz, 74

   Business Consultant (since 1984); Vice President (1970-1983) of LIN
        Broadcasting Corporation, a corporation engaged in cellular telephone,
        broadcasting and publishing activities. . . . . . . . . . . . . . . . . . . . . .          1987

E. Val Cerutti, 57

   Business Consultant (since 1992); President and Chief Operating Officer
        (1975-1992) of Stella D'oro Biscuit Co., Inc., producer of bakery products; Director of The Gabelli Convertible Securities Fund and The
        Gabelli Gold Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1990

Paul J. Evanson, 55

    President (since 1995) of Florida Power & Light Co.; Vice President, Finance and
        Chief Financial Officer of FPL Group, Inc. (since 1992), parent company of
        Florida Power & Light; President and Chief Operating Officer of the
        Corporation (1988-1992); Chairman (1990-1992) and President (1988-1992) of
        Spinnaker Industries, Inc., a subsidiary of the Corporation engaged in the manufacturing of adhesive backed materials; Director of FPL Group, Inc., Florida
        Power & Light Company and Southern Energy Homes, Inc.  . . . . . . . . . . . . .           1988

John C. Ferrara, 45

   Vice President and Chief Financial Officer (1989-1997) of Renaissance
        Communications Corp., a company which owned and operated television
        broadcast stations and was recently acquired  . . . . . . . . . . . . . . . . . .          1997

Mario J. Gabelli, 54

   Chairman and Chief Executive Officer of the Corporation (since 1986);
        Chairman and Chief Executive Officer of Gabelli Funds, Inc., (since 1980), an investment adviser and holding company for subsidiaries engaged in various aspects of the securities business (including GAMCO Investors, Inc. of which he is Chairman and Chief Executive Officer); Director/Trustee and/or officer of Gabelli International Growth Fund (since 1995), Gabelli Capital Series
        Funds, Inc. (since 1994), Gabelli Global Multimedia Trust Inc. (since 1994),
        Gabelli Gold Fund, Inc. (since 1994), Gabelli Global Series Funds, Inc.
        (since 1993), Gabelli Investor Funds, Inc. (since 1993), Gabelli Equity
        Series Funds Inc. (since 1991), The Gabelli Value Fund Inc. (since 1989), The
        Gabelli Convertible Securities Fund, Inc. (since 1989), The Gabelli Equity
        Trust Inc. (since 1986), The Gabelli Money Market Funds (since 1992), The
        Gabelli Growth Fund (since 1987) and The Gabelli Asset Fund (since 1986)  . . . .          1986

                    NAME; AGE; BUSINESS EXPERIENCE
                       AND PRINCIPAL OCCUPATION
                FOR LAST 5 YEARS; AND DIRECTORSHIPS IN                                        SERVED AS
             PUBLIC CORPORATIONS AND INVESTMENT COMPANIES                                   DIRECTOR FROM
             --------------------------------------------
Salvatore Muoio, 37

   Principal and Chief Investment Officer of S. Muoio & Co. LLC, a securities advisory firm (since 1996); Security Analyst and Vice President of
        Lazard Freres & Co., L.L.C., an investment banking firm (1995-1996);
        Securities Analyst at Gabelli & Company, Inc. (1985-1995) . . . . . . . . . . . .          1995

Ralph R. Papitto, 70

   Chairman and Chief Executive Officer of AFC Cable Systems, Inc., a
        manufacturer and supplier of electrical distribution products (since 1993);
        Founder, Chairman and a Director of Nortek, Inc., a manufacturer of construction products (1967-1993); Director of AFC Cable
        Systems, Inc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1995

Paul P. Woolard, 73

   Business Consultant (since 1986); Senior Executive Vice President (1975-
        1986) of Revlon, Inc.; President of Revlon Beauty Group of Revlon, Inc.,
        (1984-1986), manufacturer of cosmetics and fragrances . . . . . . . . . . . . . .          1968

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were four meetings of the Board of Directors during 1996, and the Board acted twice by unanimous written consent.

         The Board of Directors has established three standing committees, the principal duties of which are described below:

         Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met three times during 1996. The present members are Messrs. Berkowitz (Chairman) and Woolard.

         Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation 401(k) Savings Plan and Bonus Plan, as summarized on pages x through x of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met two times during 1996. The present members are Messrs. Woolard (Chairman) and Papitto.

         Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Indiana law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee met once during 1996. The present members are Messrs. Gabelli (Chairman), Cerutti, Evanson and Papitto.

         The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                           COMPENSATION OF DIRECTORS

         Directors, who are not otherwise employees, receive an annual cash retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting and each committee meeting (which lasts for at least one hour) the Director attends, and $15,000 worth of Common Stock of the Corporation at the beginning of each year. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

         Messrs. Woolard and Cerutti received $9,000 as directors of Lynch Machinery, Inc. for 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 15, 1997, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessary indicative of beneficial ownership for any other purpose, Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

                               NAME OF                   AMOUNT AND NATURE        PERCENT
                          BENEFICIAL OWNER*           OF BENEFICIAL OWNERSHIP    OF CLASS
                          -----------------           -----------------------    --------
                   Barbara Ritzenthaler                       87,548               6.2%
                   Dimensional Fund Advisors, Inc.            84,500(1)            6.0%
                   Mario J. Gabelli                          327,087(2)            23.1%
                   Morris Berkowitz                              552                **
                   E. Val Cerutti                                952(3)             **
                   Paul J. Evanson                             5,452                **
                   John C. Ferrara                                 0                **
                   Salvatore Muoio                               652                **
                   Ralph R. Papitto                              752                **
                   Paul P. Woolard                             2,355                **
                   Robert E. Dolan                               235(4)             **
                   Robert A. Hurwich                             170(5)
                   All Directors and Executive
                     Officers as a group (ten in total)      338,207               23.9%

--------------

         * The address of each holder of more than 5% of the Common Stock is as follows: Barbara Ritzenthaler--7-A West Jackson Avenue, Naperville, IL 60540; Dimensional Fund Advisors--1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli--Corporate Center at Rye, Rye, NY 10580.

         **      Represents holdings of less than one percent.

         (1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser
("Dimensional"), is deemed to be the beneficial owner of 84,500 shares. Dimensional disclaims beneficial ownership of all such shares.

         (2) Includes 255,087 shares of Common Stock owned directly by Mr. Gabelli (including 3,173 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan), 2,000 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 20% interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his 20% interest therein.

         (3) 500 shares are jointly owned with wife and sharing voting and investment power.

         (4) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

         (5) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

--------------

         Spinnaker is a majority-owned subsidiary of the Corporation whose stock is traded in the over-the-counter market and which is listed in the National Association of Securities Dealers Automated Quotations (NASDAQ). Mr. Gabelli may be deemed to be a beneficial owner of 2,237,203 shares (72.8% of the outstanding shares) of Spinnaker's Common Stock and 2,259,063 shares (73.5% of the outstanding shares) of Spinnaker's Class A Common Stock owned by the Corporation (through Lynch Manufacturing Corporation, a wholly-owned subsidiary of the Corporation) by virtue of his ownership of 23.1% of the shares of the Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock and Class A Common Stock of Spinnaker held by the Corporation. As of April 1, 1997, Mr. Evanson owns 1,500 shares of Spinnaker Common Stock and Mr. Dolan owns 1,125 shares of Spinnaker Common Stock.

         Morgan Group is an approximately 50% owned subsidiary of the Corporation whose stock is traded on the American Stock Exchange (AMEX). As of April 1, 1997 Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock. He may also be deemed to be a beneficial owner of 150,000 shares of Morgan Group's Class A Common Stock and 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of 23.1% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation. As of April 1, 1997, Mr. Woolard owns 200 shares of Morgan Group's Class A Common Stock.

                             EXECUTIVE COMPENSATION

         The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION
-------------------------------------------------------------------------------------------------
NAME AND                                                                    LONG TERM                   ALL OTHER
PRINCIPAL                                                              COMPENSATION AWARDS            COMPENSATION
POSITION                       YEAR    SALARY($)     BONUS($)(1)    STOCK UNDERLYING OPTIONS(2)           ($)(3)
-------------------------------------------------------------------------------------------------------------------
Mario J. Gabelli               1996     500,000              0                    --                        200
   Chief Executive Officer,
   Chairman of the Board       1995     325,000        625,000                    --                        200
   Chairman of the Executive
   Committee                   1994     150,000              0                    --                        200

Robert E. Dolan                1996     172,500        200,000                 4,000                        200
   Chief Financial Officer     1995     152,700        125,000                    --                        200
   Chief Financial Officer     1994     140,096              0                    --                        200

Robert A. Hurwich(4)           1996     147,500         50,000                 2,500                        200
   Vice President-Admin-       1995     135,200         50,000                    --                        200
   istration, Secretary,       1994     107,538              0                    --                         --
   General Counsel

------------------
     (1) Bonuses earned during any fiscal year are generally paid during the following fiscal year. Mr. Gabelli used his 1995 bonus to purchase 10,373 shares of Common Stock from the Corporation.

     (2) Shares of Common Stock underlying Phantom Stock Plan units.

     (3) The compensation reported represents contributions made by the Corporation to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed 10% of salary and bonus for 1996.

     (4) Mr. Hurwich joined the Corporation in February 1994.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

----------------------------------------------------------------------------------------------------------------------------------
                                          INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK PRICE
                                                                                                  APPRECIATION FOR OPTION TERM
----------------------------------------------------------------------------------------------------------------------------------
                      NUMBER OF     PERCENT OF TOTAL
                     SECURITIES       OPTIONS/SARs
                     UNDERLYING        GRANTED TO
                    OPTIONS/SARS      EMPLOYEES IN      EXERCISE OR BASE
                       GRANTED         FISCAL YEAR           PRICE          EXPIRATION
      NAME               (#)                                 ($/SH)            DATE              5% ($)               10% ($)
       (a)               (b)               (c)                (d)              (e)                (f)                   (g)
----------------------------------------------------------------------------------------------------------------------------------
Robert E. Dolan         4,000              54%               $63.03           2/2/01            $ 69,656              $153,922
----------------------------------------------------------------------------------------------------------------------------------
Robert A. Hurwich       2,500              34%               $63.03           2/2/01            $ 43,535              $ 96,201
----------------------------------------------------------------------------------------------------------------------------------

-----------------

         (1)     Grants were awards under the Phantom Stock Plan

                     AGGREGATE OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------------------
                                                                       NUMBER OF SECURITIES UNDER-      VALUE OF UNEXERCISED IN-THE-
                                                                      LYING OPTIONS/SARS AT FISCAL         MONEY OPTIONS/SARS AT
                 SHARES ACQUIRED ON          VALUE REALIZED                   YEAR-END (#)                  FISCAL YEAR-END ($)
NAME                EXERCISE (#)                  ($)                   EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
(a)                      (b)                      (c)                              (d)                              (e)
------------------------------------------------------------------------------------------------------------------------------------
Robert E. Dolan         None                      None                         None/4,000                        $0/$29,880
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Hurwich       None                      None                         None/2,500                        $0/$18,675
------------------------------------------------------------------------------------------------------------------------------------

                 EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


OVERVIEW AND PHILOSOPHY

         The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

         The objectives of the Corporation's executive compensation program are to:

         -       Support the achievement of desired Corporation performance.

         - Provide compensation that will attract and retain superior talent and reward performance.

         - Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

         - Evaluate the effectiveness of the Corporation's incentives for key executives.

         The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance. The Committee reviewed its executive compensation program for the chief executive officer with that of certain other companies, although it was difficult to find comparable companies, and the Committee based its compensation actions on factors other than specific comparisons to other companies.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Executive Stock Purchase Loan Plan, Lynch Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In 1996 the Corporation adopted a Phantom Stock Plan applicable to officers and employees of the Corporation. Mr. Gabelli elected not to participate in the Phantom Stock Plan.

BASE SALARY

         Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and the other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. Salary increases for 1996 were based upon a variety of judgmental factors, including the individual performances of the officers in 1995 and their anticipated contributions to the Corporation in 1996, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation. With respect to Mr. Gabelli, the Committee believed that 1995 was the right time to raise Mr. Gabelli's salary to $500,000 per year, a more appropriate level and a more appropriate spread between his salary and the other officers of the Corporation. Mr. Gabelli's salary has not been increased since then.

BONUS PLAN

         The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's shareholders equity at the beginning of such year. For 1998 shareholders equity will be the average of shareholders' equity at the beginning of 1998 and 1997, and for 1999 and beyond shareholders equity will be the average of shareholders equity at the beginning of such year and the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the proposed Principal Executive Bonus Plan. See
Item 2 below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. The total bonuses paid for 1995 were generally in accordance with the bonus formula. The total bonuses paid for 1996 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors.

LYNCH PHANTOM STOCK PLAN

         In February 1996 the Corporation adopted a Phantom Stock Plan pursuant to which share units equivalent to one share of Common Stock of the Corporation may be awarded to officers and employees of the Corporation. The Committee administers the Phantom Stock Plan, including selecting the persons to be awarded share units and number of units to be awarded. Such share units are initially valued at a trailing average price of the Corporation's Common Stock (or such other price as the Committee determines), vest on the first anniversary of the date of grant and may be exercised by the grantee at any time after vesting and prior to the fifth anniversary of the date of Grant. Upon exercise the grantee is entitled to the difference between the market price of the Corporation's Common Stock on the date of exercise and the award value, multiplied by the number of share units granted, and the Corporation may elect to pay the award with Common Stock of the Corporation for up to 100% of the value. Seven thousand four hundred units were awarded in February 1996, of which 4,000 were awarded to Mr. Dolan and 2,500 were awarded to Mr. Hurwich at $63.03 per share unit. Thirty-one thousand, seven hundred units were awarded in March 1997, of which 25,000 were awarded to Mr. Gabelli, 4,000 were awarded to Mr. Dolan and 1,500 were awarded to Mr. Hurwich at $70.106 per share unit. The awards were discretionary and not based upon a formula but were intended to give executive officers a substantially increased equity equivalent interest in the Corporation as a continuing incentive.

EXECUTIVE STOCK PURCHASE LOAN PLAN

         In December 1994, the Corporation adopted the Executive Stock Purchase Loan Plan ("Stock Loan Plan"). The Stock Loan Plan is intended to encourage stock ownership in the Corporation by its executive officers. The Corporation may loan up to one hundred percent (100%) of the purchase price of the shares to officers of the Corporation selected by the Chairman of the Board (who is not eligible to participate). The maximum amount of loans under the Stock Loan Plan is $100,000 per year ($30,000 per officer per year) and $200,000 in total, which amounts may be increased by the Board of Directors. Loans will bear interest (currently 6.34% per annum) and will be collateralized by the shares so acquired until the loan has been repaid. The shares may be put to the Corporation in full satisfaction of the loan principal. To date, no such loans have been made to any individual under the Stock Loan Plan.

LYNCH CORPORATION 401(k) SAVINGS PLAN

         All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

         The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1996. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

         Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, employer contributions of $200 were paid to the accounts of each of Messrs. Gabelli, Dolan, and Hurwich, and each of whom deferred $9,500 under the Plan during 1996, which amounts have been included for each individual in the Summary Compensation Table.

BENEFITS

         The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The following table sets forth compensation received by Mr. Gabelli since 1986 when Mr. Gabelli became Chairman and Chief Executive Officer of the
Corporation:

            1986   1987   1988     1989     1990    1991     1992      1993      1994      1995       1996
           -----  -----   -----   -----    -----    -----    -----     -----     -----     -----     -----
   Salary    0      0    60,000   90,000   90,000  90,000   150,000   150,000   150,000   325,000   500,000
   Bonus     0      0    30,000      0        0       0     100,000   250,000      0      625,000      0

         Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Compensation Committee recognized that Mr. Gabelli's 1994 and prior years' compensation was materially below that of chief executive officers of comparable companies. Therefore, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995, with no raise since then. In addition, the Committee recognizes the role of leadership, particularly that of the Chief Executive Officer, in developing existing businesses and in making strategic acquisitions. Therefore, it is considering other forms of "at risk" incentive compensation for Mr. Gabelli to maximize both the intrinsic value of the Corporation's assets and the market price of the Company's stock. In order to further identify Mr. Gabelli's interests with that of the Corporation, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock in March 1996 (equal to Mr. Gabelli's 1995 bonus), which resulted in the purchase of 10,373 shares. The Corporation had a good year in 1996 including record EBITDA (earnings before interest, taxes, depreciation and amortization) and the undertaking and/or completion of several important strategic steps, including investments in personal communications services, acquisitions and financings. Executive officers, including Mr. Gabelli, made substantial contributions to the Corporation's performance; however, no bonus was awarded to Mr. Gabelli. See also Item 2 as to a proposal to adopt a Principal Executive Bonus Plan.



                           Paul P. Woolard, Chairman
                           Ralph R. Papitto

                           Members of the Executive Compensation
                           and Benefits Committee

                              PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1996 with the cumulative total return on the broad market by the American Stock Exchange Market Value Index, and the peer group, as measured by the Amex Service Industry Subindex over the same period (assuming the investment of $100 in the Corporation's Common Stock, and each of the indexes on December 31, 1991, and reinvestment of all dividends).

                INVESTMENT OF $100 DOLLARS ON DECEMBER 31, 1991
                         WITH REINVESTMENT OF DIVIDENDS

                                                                1991     1992     1993     1994    1995     1996
LYNCH CORPORATION                                              100.00   154.70   136.03   177.78  346.67   417.78
BROAD MARKET: AMERICAN STOCK EXCHANGE MARKET VALUE INDEX       100.00   101.06   120.78   109.78  138.77   147.65
PEER GROUP: AMERICAN STOCK EXCHANGE SERVICE INDUSTRY INDEX     100.00   108.69   142.01   118.88  146.85   137.90

                                     ITEM 2

                       THE PRINCIPAL EXECUTIVE BONUS PLAN

         On March 26, 1997, the Board of Directors of the Corporation adopted, subject to approval by the shareholders of the Corporation, the Principal Executive Bonus Plan (the "Plan") to provide the chief executive officer of the Corporation and, if so designated, certain other key employees with a performance-based Annual Bonus (as defined below) for calendar years beginning January 1, 1997. The Plan is similar to the Corporation's existing bonus plan which has been in effect since 1987 and is applicable to the chief executive officer and certain other key corporate employees, except that the Plan: (i) specifies a Maximum Annual Bonus (as defined below) applicable to participants, which is based on a maximum percentage of a specified bonus pool; (ii) provides that Shareholders Equity (as defined below) is not adjusted during the year and commencing with 1998 becomes a two and then three year beginning average; (iii) removes the discretion of the Board of Directors; and (iv) removes the discretion of the Committee (as defined below) to award Annual Bonuses (as defined below) above the established Maximum Annual Bonus (as defined below). For the 1997 calendar year, only the chief executive officer is participating in the Plan, and he is not eligible to participate in the existing bonus plan.

         The Plan is designed to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly held corporation to the chief executive officer and the four other most highly compensated executive officers who are employed at the end of the fiscal year. Certain compensation, including compensation paid based on the achievement of preestablished performance goals, is excluded from this deduction limit. For compensation to qualify for this exclusion, the material terms pursuant to which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the shareholders in a separate vote prior to the payment. Accordingly, the Plan is being submitted to shareholders so that payments thereunder will be exempt under Section 162(m) of the Code.

ADMINISTRATION

         The Plan is administered by the Executive Compensation and Benefits Committee, which is currently composed of two members of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Code (the "Committee"). The Committee has the authority to designate the key employees eligible to participate in the Plan (other than the chief executive officer), establish Individual Bonus Pool Percentages (as defined below), determine performance criteria, certify attainment of performance goals and other material terms, to construe and interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

ELIGIBILITY AND PARTICIPATION

         The chief executive officer of the Company will participate in the Plan during each calendar year automatically. In addition, the Committee may, in its sole discretion, select other key employees of the Company (including subsidiaries) to be eligible to participate in the Plan for any calendar year.

DETERMINATION OF ANNUAL BONUS

         Each participant's Annual Bonus under the Plan for each calendar year will be equal to the participant's Individual Bonus Pool Percentage (as defined below) multiplied by the achieved Annual Bonus Pool (as defined below) for the respective calendar year. The Annual Bonus Pool is determined pursuant to an objective formula or standard based on the attainment of preestablished performance goals specified by the Committee. The Individual Bonus Pool

Percentage shall be determined by the Committee and be expressed as a percentage of the Annual Bonus Pool for each calendar year. In no event may the total of all participant's Individual Bonus Pool Percentages exceed one hundred percent (100%) of the Annual Bonus Pool for any calendar year. Unless otherwise reduced by the Committee, payment of a participant's Annual Bonus shall be made only if and to the extent performance goals for the relevant calendar year are attained.

PERFORMANCE GOALS

         The Committee generally has the authority to determine the performance goals that will be in effect for each calendar year. The performance goals with respect to the Annual Bonus Pool will be based on the attainment of certain target levels of, or a percentage increase in, Pre-Tax Profits (as defined below) in excess of certain target levels or percentages of Shareholders Equity (as defined below). In addition, the Committee has the authority to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Corporation or the financial statements of the Corporation, or in response to changes in applicable laws, regulations or accounting principles, to the extent permitted by Section 162(m) of the Code.

LIMITS ON ANNUAL BONUS

         Notwithstanding the attainment of performance goals, the Committee has the discretion to reduce (but not increase) a participant's Annual Bonus under the Plan for any calendar year, regardless of the degree of attainment of the performance goals. In any event, the Maximum Annual Bonus permitted under the Plan with respect to any calendar year may not exceed (i) in the case of the chief executive officer, eighty percent (80%) of an amount equal to twenty percent (20%) of the excess of (a) Pre-Tax Profits (as defined below) for such calendar year less (b) twenty-five percent (25%) of Shareholders Equity (as defined below), or (ii) in the case of any participant other than the chief executive officer, twenty percent (20%) of an amount equal to twenty percent (20%) of the excess of (a) Pre-Tax Profits for such calendar year less (b) twenty-five percent (25%) of Shareholders Equity.

         Pre-Tax Profits means income before income taxes (excluding any provision for annual bonuses under the Plan and under the Bonus Plan applicable to other corporate employees), minority interest (if any), extraordinary items (if any), cumulative changes in accounting (if any) and discontinued operations (if any) in the Corporation's Statement of Consolidated Income reported in its annual financial statements adjusted by (i) minority interest effects on such pre-tax profits; and (ii) pre-tax effect of income or loss associated with discontinued operation net of minority interest effects. Shareholders Equity means (i) with respect to the 1997 Plan Year (as defined in the Plan) shareholders equity at the beginning of the Plan Year, (ii) with respect to the 1998 Plan Year, the average of shareholders equity at the beginning of the Plan Year and the beginning of the 1997 Plan Year and (iii) with respect to the 1999 and subsequent Plan Years, the average of shareholders equity at the beginning of the Plan Year and at the beginning of the two preceding Plan Years, in each case as reported in the Company's consolidated balance sheet in its annual financial statements.

FORM AND PAYMENT OF ANNUAL BONUS

         With respect to each participant, payment under the Plan will be made in cash in an amount equal to the achieved Annual Bonus and may be made only after attainment of the performance goals has been certified in writing by the Committee. Unless otherwise determined by the Committee in its sole discretion, each participant shall, to the extent the applicable performance goals with respect to the Annual Bonus Pool are attained at the end of each calendar year, have the right to receive payment of a prorated portion of such participant's Annual Bonus under the Plan for any calendar year during which the participant's employment with the corporation is terminated for any reason other than for "cause" (as determined by the Committee in its sole discretion).

AMENDMENT AND TERMINATION OF PLAN

         The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall, without the prior approval of the shareholders of the Corporation in accordance with the laws of the State of Indiana to the extent required under Code Section 162(m): (i) materially alter the performance goals, (ii) increase the Maximum Annual Bonus for any calendar year, (iii) change the class of employees eligible to participate in this Plan, or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Section 162(m) of the Code. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant's consent, under the award theretofore granted under the Plan.

1997 PERFORMANCE AWARD

         Only the chief executive officer of the Corporation is participating in the Plan for calendar year 1997. On March 27, 1997, the Committee set for the 1997 calendar year the performance goals underlying the 1997 Annual Bonus Pool and the Individual Bonus Pool Percentage for the chief executive officer. The Committee determined that the 1997 Annual Bonus Pool amount, if any, will be equal to twenty percent (20%) of the excess of (a) Pre-tax Profits of the Corporation less (b) twenty-five percent (25%) of the Corporation's Shareholders Equity. In addition, the Committee determined that the chief executive officer's Individual Bonus Pool Percentage under the Plan will be equal to eighty percent (80%) of the 1997 Annual Bonus Pool.

         If the Plan had been in effect for 1996, neither Mr. Gabelli, the chief executive officer of the Corporation, nor any other key employee, would have received any annual bonus; however, for 1997 and future years the Plan could result in substantial bonuses if Pre-Tax Profits increase substantially and/or Shareholders Equity decreases substantially. The Corporation has stated that it is examining the possibility of splitting, through a spin-off, either its multimedia operations or its manufacturing operations although there is no assurance such a spin-off can be effected. A spin-off, if consummated, might affect bonuses payable under the Plan.

OTHER PLANS

         Corporate executives and employees, other than the chief executive officer, will continue to participate for the 1997 calendar year in the existing bonus plan which permits the Corporation to use subjective factors, such as progress towards achievement of strategic goals and qualitative aspects of management performance, in addition to the formula, in awarding bonuses.

         See the Summary Compensation Table on page 6, the Option/SAR Tables on page 7 and the Executive Compensation and Benefits Committee Report on Executive Compensation for additional information on compensations and employee benefit plans.

         THE BOARD OF DIRECTORS (OTHER THAN MR. GABELLI WHO IS MAKING NO RECOMMENDATION) RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE PLAN.

         Approval of this Item 2 requires the affirmative vote of a majority of the shares of Common Stock of the Corporation voting on the proposition, excluding any abstentions. Mr. Gabelli has not indicated how he intends to vote the shares beneficially owned by him.

                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

         Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 1996, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including $204,000 reimbursement in connection with an airplane in part owned by a subsidiary of Gabelli Funds, Inc.), was less than $60,000. On March 12, 1996, the Corporation paid Mr. Gabelli his 1995 bonus of $625,000 and sold him 10,373 shares of Common Stock for $625,000, or $60.25 per share, the closing price of the Common Stock on March 11, 1996. In addition, the Corporation loaned Mr. Gabelli $212,000 for the period from March 15, 1996 until March 31, 1996, at 6% interest, for the payment of withholding taxes on Mr. Gabelli's 1996 bonus paid in Common Stock.

         At the Corporation's 1996 Annual Meeting of Shareholders, shareholders approved a proposal whereby if the Corporation needs funds: (i) it may retain Gabelli & Company, Inc. ("GSI"), a subsidiary of Gabelli Funds, Inc. ("GFI"), to obtain such funds, which funds may be provided by GSI or its Principal Accounts in the form of borrowings evidenced by promissory notes ("Notes"),
(ii) if the Corporation were to default on the Notes, the holders would have the right to exchange Notes for notes convertible into Common Stock of the Corporation ("Convertible Notes") and (iii) if GSI or its Principal Accounts hold any Notes which would become exchangeable for Convertible Notes, the Corporation would use its best efforts to offer additional Convertible Notes (to the extent of Mr. Gabelli's direct or indirect equity interest in GSI or its Principal Accounts, on a pro rata basis to all shareholders of the Corporation, including Mr. Gabelli. GSI has no obligation to assist the Corporation in obtaining funds, and neither GSI, Mr. Gabelli nor GSI's Principal Accounts, have any obligation to provide funds. Reference is made to the Corporation's Proxy Statement dated June 7, 1996, for further information.

         On August 12, 1996, GFI loaned the Corporation $11.8 million, which was used by a subsidiary of the Corporation for a loan to Aer Force Communications B, L.P. ("AER"), of which the subsidiary is a 49.9% limited partner. AER used the funds to bid on and win 10 megahertz licenses for personal communications services ("PCS") in the Federal Communications Commission ("FCC")'s F-Block Auction concluded in January 1997. The interest rate on the loan is 10% per annum plus a commitment fee of 1% and a special fee equal to a 10% net profits interest (after a capital charge) in the subsidiary's 49.9% limited partnership interest. The loan is secured by security interests in the subsidiary's limited partnership interest, the AER note, and the stock of Lynch Entertainment Corporation, Lynch Entertainment Corporation II, and Lynch Telephone Corporation. The Corporation repaid approximately $10 million of the loan but expects to reborrow an additional $1.9 million. The loan becomes due on August 12, 1997. As of August 12, 1996, Rivgam Communicators, L.L.C., a subsidiary of GFI, agreed to pay a subsidiary of the Corporation a 10% net profit interest (after a capital charge) in PCS licenses won by Rivgam in the FCC's D and E Block auctions concluded in January 1997 in return for certain services to be provided by the Corporation's subsidiary in connection with bidding on and developing PCS licenses. Mr. Gabelli is the principal shareholder of GFI and is its Chairman and Chief Executive Officer.

         On March 17, 1997, GFI and a subsidiary loaned the Corporation $10 million which was used to purchase stock of Upper Peninsula Telephone Company ("UPTC"). The loan is due on the earlier of May 19, 1997 or the obtaining of permanent financing for the UPTC acquisition, bears interest at the prime rate, plus a fee to be determined, and is secured by UPTC, Lynch Entertainment Corporation and Lynch Entertainment Corporation II stock.

                              INDEPENDENT AUDITORS

         Representatives of Ernst & Young, the Corporation's auditors for 1996, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1997.

         Effective March 19, 1996, The Morgan Group, Inc., a publicly traded subsidiary of the Corporation, replaced Arthur Anderson LLP ("Arthur Anderson") and retained Ernst & Young LLP ("Ernst & Young"), which are the auditors for the Corporation, as Morgan's public accountants. Ernst & Young had expressed reliance on Arthur Anderson's audit for 1994 and 1995. Arthur Anderson's report on the company's financial statements during the 1994 and 1995 fiscal year prior to its replacement contained no adverse opinion or disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change auditors was approved by Morgan's Board of Directors and the Corporation's Audit Committee.

         During the 1994 and 1995 fiscal years and until its replacement there were no disagreements between Morgan or the Corporation and Arthur Anderson on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Anderson, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

                            SECTION 16(a) REPORTING

         Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1996, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them.

                           PROPOSALS OF SHAREHOLDERS

         Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 8 Sound Shore Drive, Greenwich, Connecticut 06830, by no later than December 15, 1997, for inclusion in the Corporation's proxy statement and form of proxy relating to the 1998 Annual Meeting.

                                 MISCELLANEOUS

         The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

         The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 345 Hudson Street, New York, New York, 10014 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation

(none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                 ANNUAL REPORT

         The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1996, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                              By Order of the Board of Directors




                                              ROBERT A. HURWICH
                                              Secretary

Dated: April 16, 1997

                    APPENDIX: PRINCIPAL EXECUTIVE BONUS PLAN
                          NOT PART OF PROXY STATEMENT
                      AND NOT PROVIDED TO SECURITY HOLDERS

                               LYNCH CORPORATION

                         PRINCIPAL EXECUTIVE BONUS PLAN

                 The purpose of this Plan is to provide the Chief Executive Officer of the Lynch Corporation (the "Company") and certain other designated key employees with an Annual Bonus (as defined below) that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor section and the Treasury regulations promulgated thereunder ("Section 162(m) of the Code"). Under the Plan, the Chief Executive Officer and designated key employees of the Company may participate in the Annual Bonus Pool (as defined below) if certain preestablished performance goals are attained. This Plan is effective as of January 1, 1997, subject to approval by the shareholders of the Company in accordance with the laws of the State of Indiana.

                 1. Definitions. The following terms, as used herein, shall have the following meanings:

                               (a) "ANNUAL BONUS" shall mean, with respect to each Participant, the product of the Participant's Individual Bonus Pool Percentage and the achieved Annual Bonus Pool for any Plan Year.

                               (b)    "ANNUAL BONUS POOL" shall mean, with
                                      respect to each Plan Year, that amount
                                      determined pursuant to an objective
                                      formula or standard that is based on the attainment of preestablished performance goals specified by the Committee in accordance with Section 4 hereof.

                               (c) "BOARD" shall mean the Board of Directors of the Company.

                               (d)    "COMMITTEE" shall mean the Executive
                                      Compensation and Benefits Committee of
                                      the Board, or such other committee of the Board comprised solely of two (2) or more members who qualify as "outside directors" within the meaning of Section 162(m) of the Code.

                               (e) "INDIVIDUAL BONUS POOL PERCENTAGE" shall mean, with respect to each Participant, that percentage of the achieved Annual Bonus Pool, as specified by the Committee in accordance with Section 4(b) hereof, used to determine the Participant's Annual Bonus for any Plan Year.

                               (f)    "PARTICIPANT" shall mean the Chief
                                      Executive Officer of the Company and any other key employee of the Company (including subsidiaries) selected, in accordance with Section 3 hereof, to participate in the Plan.

                               (g) "PLAN YEAR" shall mean each calendar year during which the Plan is in effect.

                               (h) "PRE-TAX PROFITS" shall mean the Company's income before income taxes, (excluding any provision for annual bonuses under the Plan and under the Bonus Plan applicable to other corporate employees), minority interest (if any), extraordinary items (if any), cumulative changes in accounting (if any) and discontinued operations (if any) contained in the Statement of Consolidated Income in the Company's annual financial statements adjusted by (i) the minority interest effects on such pre-tax profits, and (ii) the pre-tax effect of income or loss associated with discontinued operation net of minority interest effects.

                               (i) "SHAREHOLDERS EQUITY" shall mean (i) with respect to the 1997 Plan Year, shareholders equity at the beginning of the Plan Year, (ii) with respect to the 1998 Plan Year, the average of shareholders equity at the beginning of the 1998 Plan Year and the beginning of the 1997 Plan Year and (iii) with respect to the 1999 and subsequent Plan Years, the average of shareholders equity at the beginning of the Plan Year and at the beginning of the two preceding Plan Years, in each case as reported in the Company's consolidated balance sheet in its annual financial statements.

                 2. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and each Participant. The Committee shall also have the sole authority to interpret the Plan, to designate eligible Participants in the Plan (other than the Chief Executive Officer of the Company), to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) setting the performance criteria and the Individual Bonus Pool Percentages within the Plan guidelines, and (ii) certifying attainment of performance goals and other material terms. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; provided, that the Committee shall have such authority solely to the extent permitted by Section 162(m) of the Code. To the extent any provision of the Plan creates impermissible discretion under Section 162(m) of the Code or would otherwise violate Section 162(m) of the Code, such provision shall have no force or effect.

                 3.            Eligibility and Participation.

                               (a) For each Plan Year, the Committee, in its sole discretion, may select the employees of the Company (other than the Chief Executive Officer of the Company) who are to participate in the Plan from among the key employees of the Company.

                               (b)    No person (except the Chief Executive
                                      Officer of the Company) shall be entitled to an Annual Bonus under this Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year. The Committee may add or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Section 162(m) of the Code.

                 4.            Payment.

                               (a) With respect to each Participant, payment under the Plan will be made in cash in an amount equal to the achieved Annual Bonus, as determined by the Committee in its sole discretion for each Plan Year. Payment with respect to a Plan Year shall be made only if and to the extent the applicable performance goals upon which the Annual Bonus Pool is based are attained. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay any Participant an amount that is less than (but in no event more than) his or her Annual Bonus regardless of the degree of attainment of the performance goals with respect to the Annual Bonus Pool.

                               (b) Not later than ninety (90) days after the commencement of each Plan Year (or, in the event the period of service to which the performance goal relates is shorter than a Plan Year, during such time period required by Section 162(m) of the Code), the Committee shall establish in writing all performance goals with respect to the Annual Bonus Pool and the Individual Bonus Pool Percentages for each Participant for such Plan Year. At the time the performance goals are established, the Committee shall prescribe an objective formula or standard to determine the amount of the Annual Bonus Pool which may be payable based upon the degree of attainment of the performance goals during the Plan Year. In no event may the total of the Individual Bonus Pool Percentages for all Participants exceed one hundred percent (100%) of the Annual Bonus Pool for any Plan Year.

                               (c) The performance goals with respect to the Annual Bonus Pool shall be based on the attainment of certain target levels of, or a percentage increase in, Pre-Tax Profits in excess of certain target levels or percentages of Shareholders Equity. Notwithstanding the preceding sentence, in no event shall any Participant's Annual Bonus for any Plan Year exceed: (i) in the case of the Chief Executive Officer of the Company, eighty percent (80%) of an amount equal to twenty percent (20%) of the excess of (a) Pre-Tax Profits for such Plan Year less
                                      (b) twenty-five percent (25 %) of
                                      Shareholders Equity; or (ii) in the case of any Participant other than the Chief Executive Officer, twenty percent (20%) of an amount equal to twenty percent
                                      (20%) of the excess of (a) Pre-Tax
                                      Profits for such Plan Year less (b)
                                      twenty-five percent (25 %) of
                                      Shareholders Equity (the "Maximum Annual
                                      Bonus"). Subject to Section 2 of the Plan regarding certain adjustments, in connection with the establishment of the performance goals, the performance criteria listed above for the Company shall be determined in accordance with generally accepted accounting principles consistently applied by the Company, but before consideration of payments to be made pursuant to this Plan.

                               (d)    Unless otherwise determined by the
                                      Committee in its sole discretion, each
                                      Participant shall, to the extent the
                                      applicable performance goals with respect to the Annual Bonus Pool are attained at the end of a Plan Year, have the right to receive payment of a prorated portion of such Participant's Annual Bonus under the Plan for any Plan Year during which the Participant's employment with the Company is terminated for any reason other than for "cause" (as determined by the Committee in its sole discretion).

                 5. Time of Payment. Subject to Section 4 hereof, each Participant's Annual Bonus under this Plan will be paid within a reasonable period after performance goal achievements for the Plan Year have been finalized, reviewed, approved, and certified in writing by the Committee.

                 6.            Miscellaneous Provisions.

                               (a) Each Participant's rights and interests under the Plan may not be sold, assigned, transferred, pledged or alienated.

                               (b) In the case of any Participant's death, payment, if any, under the Plan shall be made to his designated beneficiary, or in the event no beneficiary is designated or surviving, to the Participant's estate.

                               (c) Neither this Plan nor any action taken hereunder shall be construed as giving any Participant the right to continue his employment with of the Company.

                               (d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

                               (e) The Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Indiana (regardless of the law that might otherwise govern under applicable principles of conflicts of law).

                               (f)    The Plan is designed and intended to
                                      comply with Section 162(m) of the Code
                                      with regard to awards made to each
                                      Participant and all provisions hereof
                                      shall be limited, construed and
                                      interpreted in a manner to so comply.

                               (g)    The Board or the Committee may at any
                                      time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall, without the prior approval of the shareholders of the Company in accordance with the laws of the State of Indiana to the extent required under Code Section 162(m): (i) materially alter the performance goals as set forth in Section 4(c) hereof, (ii) increase the Maximum Annual Bonus for any Plan Year, (iii) change the class of employees eligible to participate in this Plan, or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Code
                                      Section 162(m).  Notwithstanding the
                                      foregoing, no
                                      amendment shall affect adversely any of
                                      the rights of any Participant, without
                                      such Participant's consent, under the
                                      award theretofore granted under the Plan.

                               LYNCH CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints Robert E. Dolan and Robert A. Hurwich, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 8, 1997 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

                 THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE SHAREHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTORS LISTED IN ITEM 1 AND FOR ITEM 2 AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

                (continued and to be signed on the reverse side)

                               LYNCH CORPORATION

1.      ELECTION OF DIRECTORS DULY NOMINATED:

FOR WITHHOLD                        Morris Berkowitz, E. Val Cerutti, Paul J.
                                    Evanson, John C. Ferrara, Mario J. Gabelli,
                                    Salvatore Muoio, Ralph R. Papitto and Paul
                                    P. Woolard. (INSTRUCTION: To withhold
                                    authority to vote for one or more
                                    individual nominees, write such name or
                                    names on the space provided below.)

                                    -------------------------------------------

2. APPROVAL OF THE PRINCIPAL EXECUTIVE BONUS PLAN AS DESCRIBED IN THE PROXY STATEMENT.

FOR AGAINST WITHHOLD                   Please sign exactly as your name appears
                                       on this Proxy. All joint owners must
                                       sign.  When acting as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full title as
                                       such. If a corporation, please sign in
                                       full corporate name by President or
                                       other authorized person. If a
                                       partnership, please sign in full
                                       partnership name by authorized person.

                                       Dated:                              ,1997
                                             ------------------------------


                                                                          (L.S.)
                                       -----------------------------------
                                              (Signature of Shareholder)

                                                                          (L.S.)
                                       -----------------------------------
                                              (Signature of Shareholder)

                                       PLEASE DATE, SIGN AND MAIL THIS PROXY IN
                                       THE ENVELOPE PROVIDED.